EXHIBIT 22 - SUBSIDIARIES OF THE COMPANY

COMPANY                                   STATE OF INCORPORATION
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Daher America, Inc.                                   Delaware
Dacom Lines, Inc.                                     Texas
Golden Eagle International Forwarding, Inc.           Florida
Golden Eagle Customs Brokers, Inc.                    Florida
Bridgeport Shipping, Inc.                             Florida
World Trade Transport of Virginia, Inc.               Virginia
WTT Customs Brokers, Inc.                             Virginia
Columbia Shipping Group, Inc.                         Delaware
Columbia Shipping, Inc. (NY)                          New York
Columbia Shipping, Inc. (WEST)                        California
Columbia Shipping, Inc. (SFO)                         California
Columbia Shipping, Inc. (Chicago)                     Illinois
Freight Express International, Inc.                   New York